Exhibit 10(iii)A(73)

ACUITY BRANDS, INC.
2012 Omnibus Stock Incentive Compensation Plan
Nonqualified Stock Option Award Agreement

Optionee : /$ParticipantName$/
Grant Type : /$GrantType$/
Grant ID : /$GrantID$/
Grant Date : /$GrantDate$/
Award Amount : /$AwardsGranted$/
Option Price : /$GrantPrice$/
Vest Schedule : /$VestingDescription$/
Accept By Date : /$AcceptByDate$/

This Nonqualified Stock Option Award Agreement (the “Option Agreement”) is made by and between Acuity Brands, Inc., a Delaware corporation (the “Company”), and Optionee, effective as of the Grant Date.

WHEREAS, the Company maintains the Acuity Brands, Inc. 2012 Omnibus Stock Incentive Compensation Plan (the “Plan”) in order to provide additional incentives to select employees and members of the Board of Directors of the Company (the “Board”) and its Subsidiaries;

WHEREAS, the Optionee performs services for the Company and/or one of its Subsidiaries;

WHEREAS, the Compensation Committee of the Board (the “Committee”) is responsible for administration of the Plan, and has determined to grant the right and option to purchase all or any part of the aggregate of whole Shares equal to the Award Amount set forth above (the “Option”) to the Optionee;

WHEREAS, the Company and Optionee have determined that all awards of Options designated as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), whether unvested or vested, shall be subject to the Company's Incentive-Based Compensation Recoupment Policy;

WHEREAS, the Company and Optionee have determined that Optionee shall enter into certain confidentiality, inventions, non-solicitation and non-competition provisions (the “Confidentiality Provisions”), which are attached to the Optionee’s Restricted Stock Award Agreement, dated [insert date], as Exhibit B and incorporated herein by reference, in consideration for receipt of the Option pursuant hereto, and other good and valuable consideration, and;

NOW, THEREFORE, the parties hereto agree as follows:

1.	Incorporation by Reference, Etc.

This Option Agreement shall be construed in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Option Agreement shall have the same definitions as set forth in the Plan.

2.	Grant of Option.

2.1    The Company hereby grants to the Optionee, effective as of the Grant Date, the Option, on the terms and conditions set forth in this Option Agreement and as otherwise provided in the Plan.

2.2    The Option is not intended to qualify as an Incentive Stock Option within the meaning of Section 422 of the Code.

Exhibit 10(iii)A(73)

2.3    The Option is conditioned upon Optionee’s execution of this Option Agreement and the Confidentiality Provisions, which are incorporated herein by reference. If this Option Agreement and the Restricted Stock Award Agreement, including the Confidentiality Provisions, are not accepted by the Optionee in the manner and within the time period specified by the Company, the Option may be canceled by the Committee.

3.	Option Price.

The price at which the Optionee shall be entitled to purchase Shares upon the exercise of the Option (the “Option Price”) shall be the Option Price as set forth above.

4.	Duration of Option.

The Option shall be exercisable to the extent and in the manner provided herein for a period of ten (10) years from the Grant Date (the “Exercise Term”); provided, however, that the Option may be earlier terminated as provided in Section 2.3 and Section 7 hereof.

5.	Vesting and Exercisability of Option.

The Option shall vest, and may be exercised, with respect to the Shares as set forth above, subject to earlier termination of the Option as provided in Section 2.3 and Section 7 hereof or in the Plan. The right to purchase the Shares as the Options become vested shall be cumulative and shall continue during the Exercise Term unless sooner terminated as provided herein.

6.	Manner of Exercise and Payment.

6.1    Subject to the terms and conditions of this Option Agreement and the Plan, the Option may be exercised by either (i) delivery of written or electronic notice to the Company, at its principal executive office or (ii) an online notice given to an online broker with, which the Company has made arrangement for the exercise of Options, which notice satisfies the form and conditions set forth in such arrangement, and which shall be provided to the Optionee from time to time. Such notice shall state that the Optionee is electing to exercise the Option and the number of Shares in respect of which the Option is being exercised and, if delivered in writing to the Company, shall be signed by the person or persons exercising the Option. If requested by the Committee, such person or persons shall (i) deliver this Option Agreement to the Secretary of the Company who shall endorse thereon a notation of such exercise and (ii) provide satisfactory proof as to the right of such person or persons to exercise the Option.

6.2    The notice of exercise described in Section 6.1 shall be accompanied by the full Option Price for any Shares purchased pursuant to the exercise of an Option and shall be paid in full upon such exercise, (i) in cash, by check, by transferring Shares to the Company, by attesting to the ownership of Shares, upon such terms and conditions as may be acceptable to the Committee, or by net settlement of the Option in the manner determined by the Committee, or (ii) by such arrangement as is made by the Company with the designated online broker. Any Shares the Optionee transfers to the Company or attests to owning as payment of the Option Price shall be valued at their Fair Market Value on the day preceding the date of exercise of such Option.

6.3    Upon receipt of notice of exercise and full payment of the Option Price, the Company shall, subject to Section 21 of the Plan, take such action as may be necessary to affect the transfer to the Optionee of the number of Shares as to which such exercise was effective.

6.4    The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to any Shares subject to the Option until (i) the Option shall have been exercised pursuant to the terms of this Option Agreement and the Optionee shall have paid the full Option Price for the number of Shares in respect of which the Option was exercised, (ii) the Company shall have issued and delivered the Shares to the Optionee, and (iii) the Optionee’s name shall have been entered as a stockholder of record on the books of the Company, whereupon the Optionee shall have full voting and other ownership rights with respect to such Shares.

Exhibit 10(iii)A(73)

7.	Termination of Employment.

7.1 In General.

Except for the reasons set forth in Sections 7.2 and 8.2 below, or except as otherwise provided in a severance agreement with Optionee, if Optionee terminates his or her employment or if the Company, of if different, the Subsidiary employing the Optionee (the “Employer”) terminates Optionee for any reason, the Option shall continue to be exercisable, to the extent the Option was vested and exercisable on the Date of Termination, and shall continue to be exercisable at any time within three (3) months after such Date of Termination, but in no event after the expiration of the Exercise Term. “Date of Termination” means the last day of active employment of the Optionee with the Employer. The Board or the Committee shall have the exclusive discretion to determine when Optionee is no longer actively providing services for purposes of the Option grant (including whether Optionee may still be considered to be providing services while on a leave of absence).

7.2 Termination of Employment Due to Death, Disability, or Retirement.

If the Optionee’s termination of employment is due to death, Disability, or Retirement (termination on or after age 65), or if Optionee terminates employment after age 55, the following shall apply:

(a)     Termination Due To Death. In the event the Optionee dies while actively employed, the Option shall become immediately and fully exercisable, and shall remain exercisable at any time prior to the end of the Exercise Term, or for one (1) year after the date of death, whichever period is shorter, by (A) a Permitted Transferee (as defined in Section 9 below), if any, or such person(s) that have acquired the Optionee’s rights under such Option by will or by the applicable laws of descent and distribution, or (B) if no such person described in (A) exists, the Optionee’s estate or the representative of Optionee’s estate.

(b)    Termination by Disability. In the event the employment of the Optionee is terminated by reason of Disability, the Option shall become immediately and fully exercisable as of the date the Committee determines the Optionee was terminated for Disability and shall remain exercisable at any time prior to the end of the Exercise Term, or for one (1) year after the Date of Termination, whichever period is shorter.

(c)    Termination After Attaining Age 55. If the Optionee terminates employment (other than as a result of death or Disability) after attaining age 55, all outstanding unvested Options shall expire, and any Options vested as of Optionee’s Date of Termination shall, unless the Committee determines otherwise at the time of such termination, remain exercisable at any time prior to the end of the Exercise Term, or for five (5) years after the Date of Termination, whichever period is shorter. In the event of the Optionee’s death after terminating employment after age 55, the Option shall be exercisable in accordance with this subsection (c) and the Option shall be exercisable by the persons described in subsection (a) above.

8.	Effect of Change in Control.

8.1 Notwithstanding anything contained to the contrary in this Option Agreement, in the event of a Change in Control, the Option shall become immediately and fully exercisable, and the Committee, in its discretion, may terminate the Option, provided that at least 30 days prior to the Change in Control, the Committee notifies the Optionee that the Option will be terminated and provides the Optionee, at the election of the Committee, (i) the right to immediately receive a cash payment in an amount equal to the excess, if any, of (A) the greater of (x) the Fair Market Value on the date preceding the date of surrender, of the Shares subject to the Option or portion of the Option surrendered, or (y) the Adjusted Fair Market Value of the Shares subject to the Option or portion thereof surrendered, over (B) the aggregate Option Price for such Shares under the Option; or (ii) the right to exercise all Options (including the Options vested as a result of the Change in Control) immediately prior to the Change in Control.

Exhibit 10(iii)A(73)

8.2    If the Options remain outstanding after the Change in Control and if the employment of the Optionee is terminated within two (2) years following a Change in Control, all vested Options shall continue to be exercisable at any time within five (5) years after the Date of Termination, but in no event after expiration of the Exercise Term.

9.	Transferability.

The Option shall not be transferable other than by will or by the applicable laws of descent and distribution. Notwithstanding the foregoing, the Option may be transferred, in whole or in part, without consideration, by written instrument signed by the Optionee, to any members of the immediate family of the Optionee (i.e., spouse, children, and grandchildren), any trusts for the benefit of such family members or any partnerships whose only partners are such family members (the “Permitted Transferees”). Appropriate evidence of any such transfer to the Permitted Transferees shall be delivered to the Company at its principal executive office. If all or part of the Option is transferred to a Permitted Transferee, the Permitted Transferee’s rights hereunder shall be subject to the same restrictions and limitations with respect to the Option as the Optionee. During the lifetime of the Optionee, the Option shall be exercisable only by the Optionee, or if applicable, by the Permitted Transferees.

10.	No Right to Continued Employment or Additional Grants.

Nothing in this Option Agreement or the Plan shall be interpreted or construed to confer upon the Optionee any right with respect to continuance of employment by the Company or the Employer, nor shall this Option Agreement or the Plan interfere in any way with the right of the Employer to terminate the Optionee’s employment at any time. The Plan may be terminated at any time and if the Plan is not terminated, Optionee shall not be entitled to any additional awards under the Plan.

11.	Adjustments.

In the event of a Share Change (as defined in Section 4.4(a) of the Plan), the Committee shall make appropriate adjustments to the number and class of Shares or other stock or securities subject to the Option and the Option Price for such Shares or other stock or securities. The Committee’s adjustment shall be made in accordance with the provisions of Section 4 of the Plan and shall be effective and final, binding, and conclusive for all purposes of the Plan and this Option Agreement.

All awards of Options designated as "performance-based compensation" within the meaning of Code Section 162(m), whether unvested or vested, shall be subject to the Company's Incentive-Based Compensation Recoupment Policy (the "Recoupment Policy"), such that any award that was made to an Optionee, who is deemed a "Covered Employee" under the Recoupment Policy, within the three (3) year period preceding the date on which the Company announces that it will prepare an accounting restatement under the Recoupment Policy shall be subject to deduction, clawback or forfeiture, as applicable.

12.	Withholding of Taxes.

12.1    Optionee acknowledges that, regardless of any action taken by the Company or the Employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Optionee’s participation in the Plan and legally applicable to Optionee (“Tax-Related Items”), is and remains Optionee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Optionee further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt or payment of any dividends and (2) do not commit to and is under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate Optionee’s liability for Tax-Related Items or achieve any particular tax result. Further, if Optionee is subject to Tax-Related Items in more than one jurisdiction, Optionee acknowledges that the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Exhibit 10(iii)A(73)

12.2    Prior to any relevant taxable or tax withholding event, as applicable, Optionee agrees to make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items.

12.3    In this regard, Optionee authorizes the Company, the Employer or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following:

(a) withholding from Optionee's wages or other cash compensation paid to Optionee by the Company or the Employer; or

(b) withholding from proceeds of the sale of Shares acquired upon exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on Optionee’s behalf pursuant to this authorization); or

(c) Optionee may make a written election (the “Tax Election”) to have withheld a portion of the Shares issuable to him or her upon exercise of the Option, having an aggregate Fair Market Value equal to the amount of the Tax-Related Items, provided, that if Optionee is a Section 16 officer under the Exchange Act, then the Committee shall establish the method of withholding from alternatives (a)-(c) herein, and, if the Committee does not exercise its discretion prior to the Tax-Related Items withholding event, then Optionee shall be entitled to elect the method of withholding from the alternatives above.

12.4    Depending on the withholding method and subject to Section 17.2 of the Plan, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case Optionee will receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent.

12.5    Optionee agrees to pay to the Company or the Employer, including through withholding from Optionee’s wages or other cash compensation paid to Optionee by the Company and/or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Optionee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if Optionee fails to comply with Optionee’s obligations in connection with the Tax-Related Items.

13.	No Advice Regarding Grant.

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Optionee’s participation in the Plan, or Optionee’s acquisition or sale of the underlying Shares of Common Stock. Optionee should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

14.	Governing Law and Venue.

The Option and the provisions of this Option Agreement and the validity, interpretation, construction and performance of same shall be governed by, and subject to, the laws of the State of Delaware, without regard to its conflict of law provisions. Any and all disputes relating to, concerning or arising from this Option Agreement, or relating to, concerning or arising from the relationship between the parties evidenced by the Option or this Option Agreement, shall be brought and heard exclusively in the U.S. District Court for the District of Delaware or the Delaware Superior Court, New Castle County. Each of the parties hereby represents and agrees that such party is subject to the personal jurisdiction of said courts; hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning or arising from such dispute, and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.

Exhibit 10(iii)A(73)

15.	Imposition of Other Requirements.

The Company reserves the right to impose other requirements on Optionee’s participation in the Plan, on the Option and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

16.	Employee Bound by the Plan.

The Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

17.	Modification of Agreement.

This Option Agreement may be modified, amended, suspended, or terminated, and any terms or conditions may be waived, but only by mutual agreement of the parties in writing.

18.	Severability.

The provisions of this Option Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

19.	Waiver.

Optionee acknowledges that a waiver by the Company of breach of any provision of this Option Agreement shall not operate or be construed as a waiver of any other provision of this Option Agreement, or of any subsequent breach by Optionee.

20.	Successors in Interest.

This Option Agreement shall inure to the benefit of and be binding upon each successor corporation. This Option Agreement shall inure to the benefit of the Optionee’s legal representatives. All obligations imposed upon the Optionee and all rights granted to the Company under this Option Agreement shall be final, binding, and conclusive upon the Optionee’s heirs, executors, Permitted Transferees, administrators, and successors.

21.	Resolution of Disputes.

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction, or application of this Option Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding, and conclusive on the Optionee and the Company for all purposes.

22.	Insider Trading/Market Abuse Restrictions.

Optionee may be subject to insider trading restriction and/or market abuse laws, which may affect Optionee 's ability to acquire or sell Shares or rights to Shares (e.g., Options) under the Plan during such times as Optionee is considered to have "inside information" regarding the Company. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Optionee is responsible for ensuring Optionee 's own compliance with any applicable restrictions and is advised to speak with his or her personal legal advisor on this matter.

23.	Electronic Delivery and Acceptance.

The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Optionee hereby consents to receive such documents by electronic

Exhibit 10(iii)A(73)

delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or any third party designated by the Company. By Optionee’s electronic signature and the electronic signature of the Company's representative, Optionee and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and this Option Agreement.

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IN WITNESS WHEREOF, the parties have executed this Option Agreement as of the date first above written.

Vernon J Nagel
Chairman, President and CEO

C. Dan Smith
SVP, Treasurer and Secretary